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                                                                     EXHIBIT 2.1


                          AGREEMENT FOR SALE OF SHARES


         This agreement was entered into on the 22 day of February, 2002, between:

         Nextgen Communications Corporation, a corporation organized and existing under the laws of the State of Delaware, with its principal place of business at 11850 Jones Road, Houston, TX 77070 (referred to as "seller-shareholder" or "seller-corporation"), and

         Point to Point of Louisiana, Inc., a corporation organized and existing under the laws of the State of Louisiana, with its principal place of business at One New North Street, Greensburg, LA 70441 (referred to as "buyer" or "acquiring corporation").

                                    RECITALS

(1) Seller-shareholder owns all of the outstanding shares of capital stock of seller-corporation.

(2) Seller-corporation is engaged in the business of network services, and its customers include a number of major corporations.

(3) Buyer desires to acquire these customers and in general to expand its network services business in Louisiana, and, to this end, desires to acquire the shares of capital stock of seller-corporation on the terms and conditions set forth in this agreement.

Now, therefore, in consideration of the above, and of the mutual covenants contained in this agreement and other good and valuable consideration, it is agreed as follows:

                                   SECTION ONE

SALE OF STOCK:

On the terms and subject to the conditions set forth in this agreement, seller-shareholder agrees to sell, transfer, assign and deliver to buyer, and buyer agrees to purchase, all of the outstanding shares of capital stock of seller-corporation, consisting of 1,000 shares of Point to Point Network Services, Inc. stock of the par value of .001 per share.

                                   SECTION TWO

CONSIDERATION FOR STOCK:

On the terms and subject to the conditions set forth in this agreement, buyer agrees to pay to seller-shareholder, as the purchase price of the shares of capital stock of seller-corporation, the sum of One Million Dollars ($1,000,000.00) (see attached secured promissory note). The purchase price, together with interest on the unpaid balance from the closing date, as defined at the rate of six and one half percent (6.5%) per annum, shall be payable as defined in the exhibited promissory note.

                                  SECTION THREE

CONDUCT OF BUSINESS BEFORE CLOSING:

Seller-corporation and seller-shareholder covenant and agree that, from the date of this agreement until the date of closing, seller-corporation will at all times conduct its business in the usual and ordinary course and will not, without the written consent of buyer, (a) purchase, sell, or otherwise dispose of any property or services of any kind, other than purchases and sales in the ordinary course of business; (b) mortgage, pledge, create security interests in or otherwise encumber any of its properties or assets; (c) make or incur any capital commitment or expenditure or any unusual or long term commitment; (d) grant any increase in salary or other increased compensation to any of its employees; (e) declare or pay any dividend or make any other distribution to shareholders; (f) reveal to third persons any trade secrets, customer lists, or other confidential or proprietary information, or act otherwise in any manner that may adversely affect its rights, interests, assets, or business; or (g) issue or sell any additional stock or other securities, or grant any rights to subscribe for or to purchase, or any options or warrants for the purchase of, any additional stock or other securities.



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                                  SECTION FOUR

CLOSING:

The closing of the purchase and sale provided for in this agreement shall take place at 11850 Jones Road, Houston, TX, 77070, at 5:00 p.m., on 22 February, 2002, or at such other time and place as may be mutually agreed on by the parties, the time and date being referred to in this agreement as the closing date. At the closing, seller shareholder shall deliver to buyer all share certificates, assignments, and other instruments that may be necessary, desirable, or appropriate to transfer and assign to buyer all of the outstanding shares of seller- corporation, all in form and substance satisfactory to counsel for buyer and with any applicable documentary tax stamps attached.

                                  SECTION FIVE

ACCOUNTS RECEIVABLE OF SELLER-CORPORATION:

The accounts receivable of seller-corporation as of the closing date, shall remain the property of the acquiring corporation. If any such accounts receivables are collected thereafter, the amount so collected shall also be the property of the acquiring corporation.

                                   SECTION SIX

REPRESENTATIONS AND WARRANTIES OF SELLER-SHAREHOLDER:

Seller-shareholder represents and warrants to and agrees with buyer as follows:

(1) Seller-corporation is a corporation duly organized, validly existing, and in good standing under the laws of Delaware, with full corporate power to carry on its business as now being conducted and to own and operate the properties and assets now owned and operated by it. Seller-corporation is duly qualified to transact business and in good standing in each jurisdiction where the ownership of its properties or the conduct of its business requires it to be licensed or qualified to do business. Seller-corporation has delivered to buyer a copy of its certificate of incorporation and all amendments to the certificate, certified by the Secretary of State of Delaware, together with a copy of its bylaws as amended, certified by its secretary.

(2) Seller-corporation has no subsidiaries.

(3) The authorized capital stock of seller-corporation consists of 1,000 shares of common stock, par value .001 per share, of which all shares are issued and outstanding as of the date of this agreement. All of the outstanding shares of seller-corporation are validly issued, fully paid, and non-assessable. There are no options, warrants, or other agreements or commitments obligating seller-corporation to issue any additional shares of capital stock or other securities.

(4) Seller-corporation has delivered to buyer a balance sheet of seller-corporation as of 31 December, 2001, together with statements of income and surplus for the last three (3) years then ended. The financial statements are complete and accurate, have been prepared in accordance with generally accepted principles of accounting consistently applied, and fairly present the financial condition of seller-corporation as of 31 December, 2001 and the results of its operations for the last three (3) years then ended. Seller-corporation has 0 liabilities, whether absolute, accrued, contingent, or otherwise, (a) other than the liabilities disclosed or adequately provided for on the balance sheet as of 31 December, 2001; (b) liabilities incurred in the ordinary course of business since 31 December, 2001 which, individually and in the aggregate, are not material in amount; and (c) liabilities disclosed in the schedule referred to in subparagraph (5) of this section.

(5) Seller-corporation has delivered to buyer a complete and accurate schedule, identified by reference to this Subparagraph (5) of this Section, listing all liens, encumbrances, licenses, leases, employment agreements (including any pension, profit-sharing, bonus or severance pay commitments), collective bargaining agreements, and other contracts, undertakings, and commitments to which seller-corporation is a party or by which it is bound or to which any of its properties are subject. Seller-corporation has performed all obligations required to be performed by it under such liens, encumbrances, licenses, leases, contracts, agreements, and other undertakings and commitments and is not in default under any of them.

(6) Seller-corporation has delivered to buyer a complete and accurate schedule, identified by reference to this Subparagraph of this Section, listing all equipment, furniture, fixtures, and other physical assets owned by seller-corporation as of the date of this agreement.


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(7) Seller-corporation has delivered to buyer a complete and accurate schedule, identified by reference to this Subparagraph of this Section, listing any trademark registrations, trademark applications, trade names, copyrights, and licenses owned or held by seller-corporation. Seller-corporation owns or holds all trademarks, copyrights, licenses, and other rights necessary for the conduct of its business. The conduct of seller-corporation's business does not conflict with or infringe any patent, trademark, trade name, copyright, or other rights of others. No patents, inventions, trademarks, or other rights that are used, useful, or relate to the business of seller-corporation are owned by seller-shareholder or by any officer or other employee of seller-corporation.

(8) Seller-corporation has good and marketable title to all properties and assets used in its business, including all properties and assets reflected in the balance sheet as of 31 December, 2001, and all properties and assets acquired by it after that date, subject to no liens, mortgages, pledges, encumbrances, or charges of any kind, except as disclosed in the Schedule referred to in Subparagraph (5) of this Section. The equipment and other facilities of seller-corporation are in good operating condition and repair.

(9) Seller-corporation has delivered to buyer a complete and accurate Schedule, identified by reference to this Subparagraph of this Section, listing and briefly describing all policies of fire, liability, life, and other insurance maintained by seller-corporation. These policies are in amounts and provide coverages customarily maintained by similar businesses similarly situated and are in full force and effect on the date of this agreement.

(10) Seller-corporation has delivered to buyer complete and accurate Schedules, identified by reference to this Subparagraph of this Section, listing (a) all employees of seller-corporation and their respective rates of compensation, including fringe benefits; and (b) the principal customers of seller-corporation and the current fee schedule with those customers, as of 22 February, 2002, the closing date.

Attached and incorporated by reference, is a true and complete list of all of the present customers of seller-corporation.

All of the employees of seller-corporation have received all accrued vacation benefits from seller-corporation through 31 December, 2001.

(11) Incorporated by reference, is a list of all bank accounts and safe deposit boxes presently maintained by seller-corporation, showing the names of all persons authorized to make withdrawals or sign checks on those accounts or have access to them, and any powers of attorney, presently in effect, granted by seller-corporation.

(12) No litigation, proceeding, or controversy is pending against seller-corporation before any court or any governmental agency and, to the knowledge of seller-shareholder, no such litigation, proceeding, or controversy is threatened or anticipated. Seller-corporation has not violated any laws, regulations, or orders applicable to its business or activities, and the conduct of the present business of seller-corporation at its present location is in conformity with all zoning and building code requirements.

(13) All accounts receivable of seller-corporation shown on its balance sheet as of 31 December, 2001, and all accounts receivable thereafter acquired by it have been collected or are collectible in the amounts at which they are carried on its books.

(14) Since 31 December, 2001, there has been no adverse change in the condition (financial or otherwise), assets, liabilities, capitalization, or business of seller-corporation, no dividend or other distribution declared, paid, or made on any shares of its capital stock, no direct or indirect redemption, purchase, or other acquisition on any shares of its capital stock, no decrease in its net worth, assuming a closing date of not later than sixty days (60 days), no damage, destruction, or loss (whether or not covered by insurance) adversely affecting its properties, business or prospects; no increase in the rate of compensation payable or to become payable to any officer or other employee of seller-corporation (except as disclosed in the Schedule referred to in Subparagraph (10) of this Section or approved in writing by buyer); no significant labor dispute; and no other event or condition which has adversely affected the business of seller- corporation.

(15) Since 31 December, 2001, the business of seller-corporation has been conducted diligently and in the ordinary course, seller-corporation has not sold or transferred any of its property or assets, and no employment or other contracts have been entered into by seller-corporation except as disclosed in the Schedule furnished pursuant to Subparagraph (5) of this Section.


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(16) Seller-corporation has filed all federal, state, and other tax returns that are required to be filed by it and has paid or made provision for the payment of all taxes due pursuant to those returns or pursuant to any assessment that is not being contested. The provision made for taxes on the balance sheet as of 31 December, 2001, is sufficient for the payment of all accrued and unpaid federal, state, county, municipal, and local tax liabilities of seller-corporation for the period then ended and for all years prior to that period. Federal income tax returns of seller-corporation have not been audited by the United States
Internal Revenue Service and seller-corporation has not waived any statute of limitations governing federal or state income tax claims.

(17) Neither the execution nor the delivery of this agreement by seller-corporation and seller-shareholder, nor the performance of any of their respective obligations under this agreement, will result in a breach or violation of any term or provision of or constitute a default under any indenture, mortgage, or other agreement or instrument to which either of them is a party.

(18) Seller-shareholder has good title to all shares of capital stock of seller-corporation to be sold by seller-shareholder, with full right, power, and authority to sell and deliver the shares pursuant to this agreement. On delivery of the shares pursuant to this agreement, buyer will receive good and marketable title to the shares, free and clear of all liens, encumbrances, restrictions, equities, and any claims.

                                  SECTION SEVEN

REPRESENTATIONS AND WARRANTIES OF BUYER:

Buyer represents and warrants to and agrees with seller-corporation and seller-shareholder as follows:

(1) Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Louisiana.

(2) Buyer does not accept any liabilities or contingencies included in the "Reorganization Agreement and Plan of Merger" executed on 29 June, 2001, by and among U.S. Industrial Services, Inc., Point to Point Network Services, Inc. (A Delaware Corporation), Point to Point Network Services, Inc. (A Massachusetts Corporation) and W. Michael Sullivan.

(3) The execution, delivery, and performance of this agreement by buyer has been duly authorized by its board of directors, and will not result in any breach of or violate or constitute a default under the articles of incorporation or bylaws of buyer or any indenture, mortgage, or other agreement or instrument to which it is a party.

                                  SECTION EIGHT

CONDITIONS TO OBLIGATIONS OF BUYER:

The obligations of buyer under this agreement are subject to the fulfillment, at or prior to the closing date, of the following conditions:

(1) All representations and warranties of seller-shareholder contained in this agreement and in any certificate or other instrument delivered pursuant to the provisions of this agreement, or in connection with the transactions contemplated by this agreement, shall be true on the closing date with the same force and effect as though the representations and warranties had been made on the closing date.

(2) Seller-corporation and seller-shareholder shall have performed and complied with all the terms, covenants, and conditions of this agreement to be performed or complied with by them, respectively, on or before the closing date.

(3) Seller-shareholder shall have delivered to buyer a certificate, dated as of the closing date, certifying such detail as buyer may reasonably request to the fulfillment of the conditions specified in this Section.

(4) No damage, destruction, or loss (whether or not covered by insurance), and no other event or condition materially and adversely affecting the proper- ties, business, or prospects of seller-corporation shall have occurred.

         The conditions contained in this Section are included in this agreement for the benefit of buyer and, without constituting a waiver of any of its rights under this agreement, may be waived, in whole or in part, by buyer.


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                                  SECTION NINE

CONDITIONS TO OBLIGATIONS OF SHAREHOLDER:

The obligations of seller-shareholder under this agreement are subject to the fulfillment, on or before the closing date, of the following conditions:

(1) All representations and warranties of buyer contained in this agreement, and in any certificate or other instrument delivered pursuant to the provisions of this agreement, or in connection with the transactions contemplated by this agreement, shall be true on the closing date with the same force and effect as though the representations and warranties had been made on the closing date.

(2) Buyer shall have performed and complied with all the terms, covenants, and conditions of this agreement to be performed or complied with by it on or before the closing date.

The conditions contained in this Section are included for the benefit of seller-shareholder and, without constituting a waiver of any of seller-shareholder's rights under this agreement, may be waived, in whole or in part, by seller-shareholder.

                                   SECTION TEN

EXPENSES:

Each of the companies to this agreement shall bear the party's own expenses in connection with the transactions contemplated by this agreement.

                                 SECTION ELEVEN

BROKERS:

Seller-shareholder agrees to indemnify buyer from any claim for compensation by any person, firm, or corporation claiming to have been requested, authorized, or employed by seller-corporation or seller-shareholder, or either of them, to act as finder, broker, or agent in connection with the subject matter of this agreement or negotiations leading to the agreement.

Buyer agrees to indemnify seller-shareholder from any claim for compensation by any person, firm, or corporation claiming to have been requested, authorized, or employed by it, to act as finder, broker, or agent in connection with the subject matter of this agreement or negotiations leading to the agreement.

                                 SECTION TWELVE

SURVIVAL OF WARRANTIES:

The warranties, representations, and covenants set forth in this agreement shall continue in full force and effect and shall survive the closing.

                                SECTION THIRTEEN

NOTICES:

Any notice or other communication or payment required or permitted to be given or made under this agreement shall be deemed to be properly given or made if deposited in the United States mail, registered and postage prepaid, return receipt requested, addressed to seller-corporation and seller-shareholder at 11850 Jones Road, Houston, TX 77070, or to buyer at One New North Street, Greensburg, LA 70441; P.O. Box 399, Greensburg, LA 70441.


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                                SECTION FOURTEEN

CHOICE OF LAW:

This agreement shall be construed according to the laws of the State of Texas.

IN WITNESS WHEREOF, the parties have executed this agreement at _______________, _________________________________ on the date first above written.



WITNESSES:                           SELLER: Nextgen Communications Corporation


                                     BY:
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                                     BUYER: Point to Point of Louisiana, Inc.
--------------------------

                                     BY:
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